Exhibit 23.1

The effects of the merger of entities under common control of Beckman Production Services, Inc. described in Note 3 to the combined financial statements has been consummated at February 28, 2017. Due to the acquisition being accounted for as a business combination under common control, the consolidated financial statements are not required to be recast until the period the combination occurred is reported on. Once the financial information as of and for the period ended March 31, 2017 is reported, we will be in a position to furnish the following consent.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

May 2, 2017

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Nine Energy Service, Inc. and its subsidiaries (“the Company”) of our report dated March 27, 2017, except for the effects of the revision discussed in Note 2 to the combined financial statements, as to which the date is May 2, 2017 and except for the effects of the merger of entities under common control described in Note 3 to the combined financial statements, as to which date is                         , relating to the combined financial statements, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.”